Exhibit 23.2

[WILLKIE FARR & GALLAGHER LLP LETTERHEAD]

CONSENT OF COUNSEL

We consent to the references to our firm under the captions “Income Tax Aspects,” “Legal Matters” and “Experts” in this Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement (Reg. No. 333-117275) as filed with the United States Securities and Exchange Commission on October 4, 2004 and the related Prospectus for Citigroup Diversified Futures Fund L.P.

October 4, 2004

/s/    Willkie Farr & Gallagher LLP